Exhibit 99.1

The Manitowoc Company, Inc.
P. O. Box 66 • Manitowoc WI 54221-0066
Telephone: 920-684-4410 • Telefax: 920-652-9775
Internet: http://www.manitowoc.com

Tellock Named Chairman of The Manitowoc Company

MANITOWOC, Wis. – Feb. 13, 2009 – The Board of Directors of The Manitowoc Company, Inc. (NYSE: MTW) has elected Glen E. Tellock as chairman, effective February 13. Mr. Tellock will continue to serve as president and chief executive officer of the company. He succeeds Terry D. Growcock, who retired as Manitowoc’s chairman on December 31, 2008.

Mr. Tellock, 47, joined the company in 1991 as director of accounting.  After serving as corporate controller and then as vice president of finance and treasurer, he was named senior vice president and chief financial officer in 1999.  Tellock also served in dual roles as senior vice president of The Manitowoc Company and president of Manitowoc Crane Group from 2002 until he was named president and chief executive officer of the corporation in 2007. Tellock has been a member of Manitowoc’s board since 2007.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 100 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

For additional information:

Maurice D. Jones

Senior Vice President, General Counsel & Secretary

920-652-1741